Exhibit 10.5

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

WHEREAS, this Amended and Restated Employment Agreement (the “Agreement”) is entered into on January 14, 2018 and effective as of January 1, 2018 (the “Effective Date”) by and between Fate Therapeutics, Inc. (the “Company”) and J. Scott Wolchko (the “Executive”) as President and Chief Executive Officer of the Company (“CEO”); and

WHEREAS, except with respect to the Proprietary Information and Invention Assignment Agreement attached hereto as Exhibit A (the “Employee NDA”), the Company’s 2013 Stock Option and Incentive Plan (the “Plan”) and any applicable agreements under the Plan (the “Equity Documents”), this Agreement supersedes, amends and restates in all respects all prior agreements and understandings between the Executive and the Company regarding the subject matter herein, including that certain Employment Agreement, dated January 12, 2016, by and between the Executive and the Company and any other employment agreements (the “Superseded Employment Agreements”).

NOW THEREFORE, for the mutual promises contained herein and other good and valuable consideration, the Parties hereby agree as follows:

1.Employment.  The Company and the Executive desire that their employment relationship be governed by this Agreement commencing as of the Effective Date and continuing in effect until terminated by either party in accordance with this Agreement. The Executive’s employment with the Company will continue to be “at-will,” meaning that the Executive’s employment may be terminated by the Company or the Executive at any time and for any reason subject to the terms of this Agreement. If the Executive’s employment with the Company is terminated for any reason, the Company shall pay or provide to the Executive (or to the Executive’s authorized representative or estate) any earned but unpaid base salary through the date of such termination, earned but unpaid bonus for the calendar year prior to the year of such termination, unpaid expense reimbursements, accrued but unused vacation, and vested benefits the Executive may have under any employee benefit plan of the Company (the “Accrued Benefit”), in addition to any other payments required under this Agreement. The Accrued Benefit shall be paid within the time period required by law but in no event later than 30 days after such termination.

2.Duties. The Executive will serve as President and Chief Executive Officer of the Company (the “CEO”) and will have such powers and duties as may from time to time be prescribed by the Company’s Board of Directors (the “Board”). While the Executive is employed as the CEO, the Board (or a committee thereof) shall nominate the Executive for election by the stockholders as a member of the Board. The Executive shall devote the Executive’s full working time and efforts to the business and affairs of the Company and not engage in any other business activities without prior written approval by the Board, which approval shall not be unreasonably withheld. Notwithstanding the foregoing, the Executive may engage in religious, charitable or other community activities as long as such services and activities do not interfere with the Executive’s performance of the Executive’s duties to the Company. Upon the ending of the Executive’s employment, unless otherwise agreed to by the Company and the Executive, the Executive shall immediately resign from the Board as well as from any other Company positions to which the Executive was elected or appointed in connection with the Executive’s position as CEO.

3.Compensation and Related Matters.

(a)Base Salary.  The Executive’s initial annual base salary is $516,000, which is subject to review and redetermination by the Board or the Compensation Committee of the Board (the “Compensation Committee”) from time to time. The annual base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary will be payable in a manner that is consistent with the Company’s usual payroll practices for senior executives.

(b)Incentive Compensation.  The Executive is eligible to receive annual incentive compensation, to be paid on an annual basis, as determined by the Board or the Compensation Committee from time to time in accordance with the Company’s Amended and Restated Senior Executive Incentive Bonus Plan or any subsequent plan in effect from time to time. The Executive’s initial target annual incentive compensation shall be 50% of the Executive’s Base Salary. Any such incentive compensation shall be paid no later than March 15 of the year following the year to which such compensation relates.

(c)Employee Benefits.  The Executive shall be entitled to participate in or receive benefits under any employee benefit plan or arrangement currently maintained or which may, in the future, be made available by the Company generally to its executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plan or arrangement.

(d)Indemnification and D&O Insurance.  During Executive’s employment and for the period of time following termination of Executive for any reason during which time Executive could be subject to any claim based on his position in the Company, Executive will receive the maximum indemnification protection from the Company as permitted by the Company’s by-laws and shall be covered, with respect to matters arising during Executive’s employment with or service as a director of the Company, under the Company’s directors’ and officers’ insurance policy in amounts at least equal to that which is provided to any other director or officer of the Company.

4.Reimbursement of Business Expenses.  The Company shall reimburse the Executive for travel, entertainment, business development and other expenses reasonably and necessarily incurred by the Executive in connection with the Company’s business. Expense reimbursement shall be subject to such policies the Company may adopt from time to time, included with respect to pre-approval. The Company will also reimburse Executive for all reasonable expenses (including attorneys’ fees) incurred by Executive in connection with the negotiation and execution of this Agreement, up to an aggregate maximum of $9,999.99 provided that reasonable documentation of such expenses is delivered to the Company.

5.Certain Definitions.

(a)Cause. “Cause” means: (i) conduct by the Executive constituting a material act of misconduct in connection with the performance of the Executive’s duties, including, without limitation, misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; (ii) the commission by the Executive of (A) any felony; or (B) a misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) any conduct by the Executive that would reasonably be expected to result in material injury or reputational harm to the Company or any of its subsidiaries and affiliates if the Executive were retained in the Executive’s position; (iv) continued material and substantial non-performance by the Executive of the Executive’s material responsibilities hereunder (other than by reason of the Executive’s physical or mental illness, incapacity or disability) which has continued for more than 30 days following written notice of such non-performance from the Board; (v) a material and substantial breach by the Executive of any of the Executive’s confidentiality, noncompetition, nonsolicitation or other similar restrictive covenant obligations to the Company; (vi) a material and substantial violation by the Executive of any of the Company’s written employment policies; or (vii) failure to cooperate with a bona fide internal investigation by or on behalf of the Board or an authorized committee thereof or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

(b)Disability. “Disability” means the inability of Executive to perform Executive’s duties under this Agreement, whether with or without reasonable accommodation, because Executive has become permanently disabled within the meaning of any policy of disability income insurance covering employees of the Company then in force. In the event the Company has no policy of disability income insurance covering employees of the Company in force when Executive becomes disabled, the term “Disability” shall mean the inability of Executive to perform Executive’s duties under this Agreement, whether with or without reasonable accommodation, by reason of any incapacity, physical or mental, which the Board, based upon medical advice or an opinion provided by a licensed physician acceptable to the Board, determines to have incapacitated Executive from satisfactorily performing all of Executive’s usual services for the Company, with or without reasonable accommodation, for a period of at least one hundred twenty (120) days during any twelve (12) month period (whether or not consecutive). Based upon such medical advice or opinion, the determination of the Board shall be final and binding and the date such determination is made shall be the date of such Disability for purposes of this Agreement. Nothing in this Section shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

(c)Good Reason.  “Good Reason” means that the Executive has complied with the Good Reason Process (defined below) following the occurrence of any of the following events: (i) a material diminution in the Executive’s responsibilities, authorities, powers, functions or duties; (ii) a material reduction in Executive’s then-current Base Salary or target annual incentive compensation, except for across-the-board reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; or (iii) the relocation of the Executive’s principal place of business to a place that is more than twenty-five (25) miles from Executive’s current location of employment as of the Effective Date. Notwithstanding the above, none of the following shall be considered Good Reason: (x) the mere occurrence of a Sale Event; (y) any change in the identity of the surviving corporation in the event of a Sale Event; or (z) any change in the status of the surviving corporation after a Sale Event as a public or private company.

(d)Good Reason Process. “Good Reason Process” means that (i) the Executive reasonably determines in good faith that a “Good Reason” condition has occurred; (ii) the Executive notifies the Company in writing of the occurrence of the Good Reason condition within 60 days of the first occurrence of such condition; (iii) the Executive cooperates in good faith with the Company’s efforts, for a period of 30 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Executive reasonably determines in good faith that the Good Reason condition continues to exist; and (v) the Executive terminates the Executive’s employment within 30 days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period as reasonably determined in good faith by the Executive, Good Reason shall be deemed not to have occurred.

(e)Sale Event Period.  “Sale Event Period” means the period beginning on the date three (3) months prior to, and ending on the date eighteen (18) months after, the consummation of a Sale Event (as defined in the Plan).

(f)Terminating Event.  A “Terminating Event” means termination of the Executive’s employment by the Company without Cause or by the Executive for Good Reason.  A Terminating Event does not include: (i) the ending of the Executive’s employment due to the Executive’s death or Disability, (ii) the Executive’s resignation for any reason other than for Good Reason, or (iii) the Company’s termination of the Executive’s employment for Cause.

6.Severance and Accelerated Vesting if a Terminating Event Occurs within the Sale Event Period.  In the event a Terminating Event occurs within the Sale Event Period, subject to the Executive signing and complying with a separation agreement in the form attached hereto as Exhibit B (the “Separation Agreement and Release”) and the Separation Agreement and Release becoming irrevocable pursuant to its terms, all within 60 days after the Date of Termination (defined below), the following shall occur:

(a)the Company shall pay to the Executive a lump sum in cash in an amount equal to the sum of (i) eighteen (18) months of the Executive’s then-current Base Salary in effect immediately prior to the Terminating Event (or the Executive’s Base Salary in effect immediately prior to the Sale Event, if higher) and (ii) an amount representing 1.5 times the Executive’s target annual incentive compensation for the year in which the termination occurs;

(b)if the Executive was participating in the Company’s group health plan immediately prior to the Date of Termination and elects COBRA health continuation, then subject to the Executive’s copayment of premium amounts at the active employees’ rate, the Company shall pay the remainder of the premiums for the Executive’s and the Executive’s family’s participation in the Company’s group health plans for eighteen (18) months or the Executive’s COBRA health continuation period, whichever ends earlier; and

(c)notwithstanding anything to the contrary in any applicable option agreement, restricted stock unit award or other stock-based award agreement, including those under the Plan (collectively, “Equity Awards”), all (i) vesting provisions of Executive’s then outstanding Equity Awards shall immediately accelerate and (ii) the Company’s repurchase rights with respect to all such outstanding Equity Awards shall immediately lapse, in each case, in full such that as of the Date of Termination all of Executive’s then outstanding Equity Awards shall be 100% vested; provided, however, that for the avoidance of doubt, for any Equity Awards that include both a performance-based vesting condition (which may include the achievement of a specified stock price or market capitalization) and a time-based vesting condition or any Equity Awards that vest solely upon the achievement of a performance-based vesting condition, no acceleration shall be provided unless such performance-based vesting condition has been satisfied as of the Date of Termination and provided, further that in determining whether the achievement of a specified stock price as reported on the NASDAQ Stock Market has been satisfied, such price shall be deemed satisfied to the extent that the consideration payable per share of Common Stock of the Company in connection with such Sale Event, as determined in good faith by the Board or the Compensation Committee, exceeds such stock price.

The amounts payable under Section 6(a) and (b) shall be paid or, with respect to Section 6(b), commence to be paid within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payment shall be paid or commence to be paid in the second calendar year by the last day of such 60-day period; provided further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination.  Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

7.Severance if a Terminating Event Occurs Outside the Sale Event Period.  In the event a Terminating Event occurs at any time other than during the Sale Event Period, subject to the Executive signing and complying with the Separation Agreement and Release and the Separation Agreement and Release becoming irrevocable pursuant to its terms, all within 60 days after the Date of Termination, the following shall occur:

(a)the Company shall pay to the Executive a lump sum in cash in an amount equal to the sum of (i) twelve (12) months of the Executive’s then-current Base Salary in effect immediately prior to the Terminating Event and (ii) the Executive’s target annual incentive compensation for the year in which the termination occurs;

(b)if the Executive was participating in the Company’s group health plan immediately prior to the Date of Termination and elects COBRA health continuation, then subject to the Executive’s copayment of premium amounts at the active employees’ rate, the Company shall pay the remainder of the premiums for the Executive’s and the Executive’s family’s participation in the Company’s group health plans for eighteen (18) months or the Executive’s COBRA health continuation period, whichever ends earlier;

(c)notwithstanding anything to the contrary in any Equity Award, with respect to all Equity Awards that include a time-based vesting condition, (i) such Equity Awards shall vest immediately with respect to a number of shares underlying such Equity Awards that would have vested had Executive remained employed with the Company for an additional 12 months following the Date of Termination and (ii) the Company’s repurchase rights shall lapse with respect to a number of shares subject to such outstanding Equity Awards for which such repurchase rights would have lapsed had Executive remained employed with the Company for an additional 12 months following the Date of Termination; provided, however, that for the avoidance of doubt, for any Equity Awards that include both a performance-based vesting condition (which would include the achievement of a specified stock price or market capitalization) and a time-based vesting provision or any Equity Awards that vest solely upon the achievement of a performance-based vesting condition, no acceleration shall be provided unless such performance-based vesting condition has been satisfied as of the Date of Termination, and any acceleration provided shall be subject to Section 7(d) below; and

(d)notwithstanding anything to the contrary in any Equity Award containing performance-based vesting conditions, including in any Equity Award containing vesting conditions that are both performance-based and time-based (“Performance Award”), if such performance-based vesting conditions have been satisfied as of the Date of Termination, such Performance Award shall immediately accelerate and be immediately exercisable in full, and the Company’s repurchase rights in such Performance Award shall immediately lapse, as applicable, such that such Performance Award is 100% vested as of the Date of Termination.

The amounts payable under Section 7(a) and (b) shall be paid or, with respect to Section 7(b), commence to be paid within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payment shall be paid or commence to be paid in the second calendar year by the last day of such 60-day period; provided further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination.  Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

8.Employee NDA.  The terms of the Employee NDA between the Company and the Executive, attached hereto as Exhibit A, are in full force and effect and are incorporated by reference in this Agreement.  The Executive hereby reaffirms the terms of the Employee NDA as a material term of this Agreement.

9.Additional Limitation.

(a)Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which the Executive becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in the Executive receiving a higher After Tax Amount (as defined below) than the Executive would receive if the Aggregate Payments were not subject to such reduction.  In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code:

(i) cash payments not subject to Section 409A of the Code; (ii) cash payments subject to Section 409A of the Code; (iii) equity-based payments and acceleration; and (iv) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).

(b)For purposes of this Section 9(b), the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on the Executive as a result of the Executive’s receipt of the Aggregate Payments.  For purposes of determining the After Tax Amount, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 9(b)(i) shall be made by a nationally recognized accounting firm selected by the Company  (provided such firm may not be the same firm engaged as the accountant or auditor for the individual, entity or group effecting the change in control event triggering the implication of Section 280G)  (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive.  Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

10.Section 409A.

(a)Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s “separation from service” within the meaning of Section 409A of the Code (“Separation from Service”), the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s Separation from Service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (i) six months and one day after the Executive’s Separation from Service, or (ii) the Executive’s death.

(b)The parties intend that this Agreement will be administered as exempt from, Section 409A of the Code and if not so exempt, this Agreement shall be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its exemption from of compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder are exempt from, or comply with, as applicable, Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(c)All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(d)To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s Separation from Service. The determination of whether and when a Separation from Service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(e)The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

11.Withholding.  All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law. Nothing herein shall be construed to require the Company to structure any compensation arrangement in a way that is most tax-favorable to the Executive.

12.Notice and Date of Termination.

(a)Notice of Termination.  The Executive’s employment with the Company may be terminated by the Company or the Executive at any time and for any reason. Any termination of the Executive’s employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with this Section 12. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

(b)Date of Termination.  “Date of Termination” shall mean, subject to Section 10(d) above, as applicable: (i) if the Executive’s employment is terminated by the Executive’s death, the date of the Executive’s death; (ii) if the Executive’s employment is terminated on account of Executive’s Disability or by the Company for Cause or without Cause, the date on which Notice of Termination is given; (iii) if the Executive’s employment is terminated by the Executive for any reason except for Good Reason, 30 days after the date on which a Notice of Termination is given, and (iv) if the Executive’s employment is terminated by the Executive with Good Reason, the date on which a Notice of Termination is given after the end of the Cure Period. Notwithstanding the foregoing, in the event that the Executive gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Company for purposes of this Agreement.

13.Governing Law.  This is a California contract and shall be construed under and be governed in all respects by the laws of the State of California, without giving effect to the conflict of laws principles.

14.Consent to Jurisdiction.  The parties hereby consent to the jurisdiction of the state and federal courts in the State of California. Accordingly, with respect to any such court action, the Executive submits to the personal jurisdiction of such courts.

15.Integration.  This Agreement constitutes the entire agreement between the parties with respect to compensation, severance pay, benefits and accelerated vesting and supersedes in all respects all prior agreements between the parties concerning such subject matter, including without limitation the Superseded Employment Agreements. Notwithstanding the foregoing, the Employee NDA, the Plan and the Equity Documents shall not be superseded by this Agreement and the Executive acknowledges and agrees that any such agreements remain in full force and effect.

16.Enforceability.  If any portion or provision of this Agreement (including, without limitation, any portion or provision of any Section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

17.Waiver.  No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

18.Notices.  Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight currier service of by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company, or to the Company at its main office, attention of the Board of Directors.

19.Amendment.  This Agreement may be amended or modified only by a written instrument signed by the Executive and by a member of the Board of Directors or another duly authorized representative of the Company.

20.Assignment and Transfer by the Company; Successors.  The Company shall have the right to assign and/or transfer this Agreement to any entity or person, including without limitation the Company’s parents, subsidiaries and other affiliates. The Executive expressly consents to such assignment and/or transfer. This Agreement shall inure to the benefit of and be enforceable by the Company’s successors and assigns.

21.Successor to the Executive.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal representatives, executors, administrators, heirs, distributees, devisees and legatees. In the event of the Executive’s death after a Terminating Event but prior to the completion by the Company of all payments due to the Executive under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to the Executive’s death (or to the Executive’s estate, if the Executive fails to make such designation).

22.Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

23.Defend Trade Secrets Act of 2016. Executive understands that pursuant to the federal Defend Trade Secrets Act of 2016, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

[Signature Page Follows]

Exhibit 10.5

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

FATE THERAPEUTICS, INC.

By:	/s/ Cindy Tahl
Name:	Cindy Tahl
Title:	General Counsel

EXECUTIVE:

/s/ J. Scott Wolchko
J. Scott Wolchko

[Signature Page to Amended and Restated Employment Agreement]

EXHIBIT A

Executed Employee NDA

EXHIBIT B

SEPARATION AGREEMENT AND RELEASE

I enter into this Separation Agreement and Release (the “Release”) pursuant to Section 6 or Section 7, as applicable, of the Amended and Restated Employment Agreement between Fate Therapeutics, Inc., a Delaware corporation (the “Employer”), and me dated January [_], 2018 (the “Employment Agreement”).  I acknowledge that my timely execution and return and my non-revocation of this Release are conditions to the payments and benefits pursuant to Section 6 or Section 7, as applicable, of the Employment Agreement.  I therefore agree to the following terms:

1.Release of Claims.  I voluntarily release and forever discharge the Employer, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, stockholders, members, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when I sign this Release, I have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees.  This release includes, without limitation, all Claims:

•	relating to my employment by the Employer and/or any affiliate of the Employer and the termination of my employment;
•	of wrongful discharge;
•	of breach of contract;
•

of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of age discrimination or retaliation under the Age Discrimination in Employment Act, Claims of disability discrimination or retaliation under the Americans with Disabilities Act, Claims of discrimination or retaliation under Title VII of the Civil Rights Act of 1964, Claims of any form of discrimination or retaliation that is prohibited by the California Fair Employment and Housing Act;

•	under any other federal or state statute;
•	of defamation or other torts;
•	of violation of public policy;
•

for wages, bonuses, incentive compensation, stock, stock options, vacation pay or any other compensation or benefits (except for such wages, bonuses, incentive compensation, stock, stock options, vacation pay or other compensation or benefits otherwise due to me under the Employment Agreement); and

•	for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees;

I agree that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released.  This release does not extend to any obligations incurred under this Release, under any ongoing Company benefit plans or for indemnification under any indemnification agreement, the Company’s Bylaws or applicable law.

This release does not release claims that cannot be released as a matter of law, including, but not limited to, my right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that any such filing or participation does not give me the right to recover any monetary damages against the Company; my release of claims herein bars me from recovering such monetary relief from the Company).

I agree that I shall not seek or accept damages of any nature, other equitable or legal remedies for my own benefit, attorney’s fees, or costs from any of the Releasees with respect to any Claim released by this Release.  I represent that I have not assigned to any third party and I have not filed with any agency or court any Claim released by this Release.

2.Ongoing Obligations.  I reaffirm my ongoing obligations under the Employment Agreement, including without limitation my obligations under Section 8 with respect to the Employee NDA.

3.No Assignment.  I represent that I have not assigned to any other person or entity any Claims against any Releasee.

4.Right to Consider and Revoke Release.  I acknowledge that I have been given the opportunity to consider this Release for a period of twenty-one (21) days from the date when it is tendered to me.  In the event that I executed this Release within less than twenty-one (21) days, I acknowledge that such decision was entirely voluntary and that I had the opportunity to consider this Release until the end of the twenty-one (21) day period.  To accept this Release, I shall deliver a signed Release to the Employer’s General Counsel within such twenty-one (21) day period; provided that I acknowledge that the Employer may change the designated recipient by notice.  For a period of seven (7) days from the date when I execute this Release (the “Revocation Period”), I shall retain the right to revoke this Release by written notice that is received by the Employer’s General Counsel or other Employer-designated recipient on or before the last day of the Revocation Period.  This Release shall take effect only if it is executed within the twenty-one (21) day period as set forth above and if it is not revoked pursuant to the preceding sentence.  If those conditions are satisfied, this Release shall become effective and enforceable on the date immediately following the last day of the Revocation Period (the “Effective Date”).

5.California Civil Code Section 1542.  I acknowledge that I have been advised to consult with legal counsel and am familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

I, being aware of said code section, agree to expressly waive any rights I may have thereunder, as well as under any other statute or common law principles of similar effect.

6.Other Terms.

(a)Legal Representation; Review of Release.  I acknowledge that I have been advised to discuss all aspects of this Release with my attorney, that I have carefully read and fully understand all of the provisions of this Release and that I am voluntarily entering into this Release.

(b)Binding Nature of Release.  This Release shall be binding upon me and upon my heirs, administrators, representatives and executors.

(c)Amendment.  This Release may be amended only upon a written agreement executed by the Employer and me.

(d)Severability.  In the event that at any future time it is determined by an arbitrator or court of competent jurisdiction that any covenant, clause, provision or term of this Release is illegal, invalid or unenforceable, the remaining provisions and terms of this Release shall not be affected thereby and the illegal, invalid or unenforceable term or provision shall be severed from the remainder of this Release.  In the event of such severance, the remaining covenants shall be binding and enforceable.

(e)Governing Law and Interpretation.  This Release shall be deemed to be made and entered into in the State of California, and shall in all respects be interpreted, enforced and governed under the laws of the State of California, without giving effect to the conflict of laws principles of such State.  The language of all parts of this Release shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either the Employer or me.

(f)Entire Agreement; Absence of Reliance.  I acknowledge that I am not relying on any promises or representations by the Employer or any of its agents, representatives or attorneys regarding any subject matter addressed in this Release.

So agreed.

J. Scott Wolchko	Date